                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts", "Selected Consolidated Financial Data" and "Change in Independent Accountants" and to the use of our report dated January 24, 1997 (except for Note 1 as to
which the date is           , 1997), in the Registration Statement (Form S-1 No.
333-     ) and related Prospectus of Globecomm Systems Inc. for the registration
of       shares of its common stock.

                                          Ernst & Young LLP

Melville, New York

                            ------------------------

    The foregoing consent is in the form that will be signed upon (a) completion of the split of outstanding shares of common stock and amendment to the certificate of incorporation and (b) determination of the estimated initial public offering price for purposes of computing shares used in per share computations, as described in Notes 1 and 2, respectively, to the consolidated financial statements.

                                          /s/ Ernst & Young LLP

                                          ERNST & YOUNG LLP

Melville, New York
February 27, 1997